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Corrected Transcript

02-May-2017

Rent-A-Center, Inc. (RCII)

Q1 2017 Earnings Call

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Rent-A-Center, Inc. (RCII)	Corrected Transcript
Q1 2017 Earnings Call	02-May-2017

CORPORATE PARTICIPANTS

Daniel O’Rourke	Maureen B. Short
Vice President of Finance, Investor Relations and Treasury, Rent-A- Center, Inc.	Interim Chief Financial Officer, Rent-A-Center, Inc.

Mark E. Speese
Chief Executive Officer & Chairman, Rent-A-Center, Inc.

OTHER PARTICIPANTS

David Joseph Vargas	Carla Casella
Analyst, Raymond James & Associates, Inc.	Analyst, JPMorgan Securities LLC

Bradley B. Thomas	Laura Champine
Analyst, KeyBanc Capital Markets, Inc.	Analyst, Roe Equity Research

John Rowan	Vincent Caintic
Analyst, Janney Montgomery Scott LLC	Analyst, Stephens, Inc.

Kyle Joseph
Analyst, Jefferies LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, and thank you for holding. Welcome to Rent-A-Center’s First Quarter Earnings Release Conference Call. At this time, all participants are in a listen-only mode. Following today’s presentation, we will conduct a question-and-answer session. [Operator Instructions] As a reminder, this conference is being recorded, Tuesday, May 2, 2017.

Your speakers today are Mr. Mark Speese, Chief Executive Officer and Chairman of the Board of Rent-A-Center; Maureen Short, Interim Chief Financial Officer; and Daniel O’Rourke, Vice President of Finance, Investor Relations and Treasury.

I would now like to turn the conference over to Mr. O’Rourke. Please go ahead, sir.

Daniel O’Rourke

Vice President of Finance, Investor Relations and Treasury, Rent-A-Center, Inc.

Thank you, Zatania. Good morning, everyone, and thank you for joining us. Our earnings release was distributed after market close yesterday, which outlines our operational and financial results for the first quarter of 2017. All related materials are available on our website at investor.rentacenter.com.

As a reminder, some of the statements provided on this call are forward-looking statements which are subject to many factors that could cause actual results to differ materially from our expectations. Rent-A-Center undertakes no obligation to publicly update or revise any forward-looking statements. These factors are described in our earnings release issued yesterday as well as in the company’s SEC filings.

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Rent-A-Center, Inc. (RCII)	Corrected Transcript
Q1 2017 Earnings Call	02-May-2017

I’d now like to turn the call over to Mark.

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

Well, thank you, Daniel. Good morning, everyone, and thank you for joining us. Today we’ll discuss our first quarter results and we’ll also provide an update on the progress that we’re making on our new strategic plan that we announced a few weeks ago designed to drive growth, improve profitability and deliver enhanced value for all of Rent-A-Center’s stockholders.

These initiatives include strengthening the Core U.S. business; optimizing and growing the Acceptance Now business, and leveraging technology investments to expand distribution channels, and to integrate our retail and online offerings.

First, let me provide an overview of our first quarter performance. During the first quarter of 2017, we delivered sequential improvements in nearly all of our key operating metrics. Specifically, we remain encouraged by our quarterly improvements in consolidated total revenue, same-store sales, delinquencies, inventory management and co-worker turnover, all of which demonstrated the progress that we are making on our strategy.

As expected, on a year-over-year basis, we experienced a decline in revenues, gross profit and operating profit. This was driven primarily by declines in same-store revenue, which resulted from the challenges that we experienced in the second half of last year and a reduction in our store base for the Core U.S. segment, partially offset by improvements in revenue and gross profit in the Acceptance Now segment.

Importantly, we want our stockholders to know that we believe that the actions that we have already taken as part of our strategic plan are helping to stabilize our performance as demonstrated by our consistent sequential improvements.

You’ve heard me say, given the portfolio nature of the rent-to-own business, it will take some time to fully realize the benefits of the strategic plan. We are encouraged by our performance and are confident that there are more good things to come as we fully execute on our initiatives.

Turning now to the U.S. Core business, the quality of the portfolio improved during the quarter and the size of the portfolio gained ground versus the prior-year period, even with a higher count of early purchase options caused by the higher promotional activity in 2016.

We also made significant progress in the quarter on the efforts outlined in our strategic plan to strengthen the business. We implemented a new comprehensive offering in February aimed at increasing demand and retention through shortened terms and an increase in the early payout discount. This offering lowers the cost of ownership for our customers and it improves our return on product investments.

It’s also one example of how we are enhancing our customer value proposition and creating a clear path of ownership that better reflects the needs of our customers, retention rates and the natural life cycle of the inventory. This will help increase ownership, accelerate the inventory turns and improve our cash flow.

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Rent-A-Center, Inc. (RCII)	Corrected Transcript
Q1 2017 Earnings Call	02-May-2017

As part of our initiative to optimize our Core product mix to better meet the customer demand, we’ve also begun shifting the concentration of higher-end aspirational products across categories from the 45% to 65%, which will ultimately drive higher ticket and improved economics.

Now while it will take a couple of quarters before these higher-end aspirational products once again become a meaningful portion of the inventory mix, the process has begun and we have made big strides in right-sizing our idle inventory held for rent. And in fact, our monthly delivery rate is beginning its move upward.

To accelerate the product mix optimization, we have also aggressively implemented several initiatives to reduce the amount of Acceptance Now returned product into our Core stores. These efforts include increasing sell-through rates by reducing the remaining inventory value of Acceptance Now products when they’re transferred into the Core and targeted initiatives to reduce the Acceptance Now returns overall.

As part of our initiatives to stabilize and upgrade our U.S. work force, we’ve developed and implemented an iterative and more focused approach to training and development that will enable consistent execution and strengthen customer relationships. When we announced our strategic plan, we noted that we believed our renewed focus on developing employees would increase retention and stabilize the work force. We are pleased to report that the trajectory of co-worker turnover remains well ahead of last year.

We also made progress to improve our account management in the Core U.S. business to lower delinquency rates by focusing on training, tools and incentives to restore store-level execution issues. The quality of the portfolio improved every month in the quarter, and these are the lowest delinquency rates that we have seen in three years, could be further evidenced by lower expected losses going forward. We’ll continue to drive further improvements in our account management practices as well.

Optimizing our brick-and-mortar footprint is another strategic initiative in the Core business. As we’ve stated previously, our brick-and-mortar footprint provides critical support to our Acceptance Now and e-commerce operations, and this footprint will be increasingly utilized as a hub for e-commerce fulfillment. Additionally, any underperforming stores that do not show signs of a turnaround throughout the year will be evaluated for rationalization.

Throughout the quarter, we also saw significant progress in our Acceptance Now business driven by an increase in same-store sales, a favorable sales mix and our increased focus on driving profitable sales, including our efforts to optimize our key retail partnerships. We also took a number of actions in our Acceptance Now business to build on recent successes to drive further growth and further enhance profitability as outlined in the strategic plan.

One of the Acceptance Now initiatives we outlined in our strategic plan is optimizing key retail partnerships to deliver improved service and profitability, and we’ve made significant progress on this initiative in the first quarter.

In February, we announced that we are now the exclusive no-credit-needed payment option for Rooms To Go, which will strengthen our already strong partnership with America’s number-one independent furniture company. Home furnishings have been largely resilient to the volatility in the broader retail market, and we believe that this partnership will drive value for our customers and our stockholders.

We’re also pleased to report the early results and feedback of the national pilots that we announced on our last earnings call, and we look forward to sharing more about these exciting agreements as time progresses.

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Rent-A-Center, Inc. (RCII)	Corrected Transcript
Q1 2017 Earnings Call	02-May-2017

Optimizing our Acceptance Now retail partnerships also involves exiting partnerships that no longer make financial sense, in addition to building a strong pipeline of new partnership opportunities.

In the first quarter, we improved the Acceptance Now retail concentration by reducing our exposure to Conn’s, one of the largest multi-line Acceptance Now retail partners, which will make our Acceptance Now business less susceptible to volatility in the broader retail industry going forward.

As you may recall, in late March, we determined not to renew the agreement due to the quality and performance of customer accounts originating from Conn’s stores, which consistently underperformed compared to the rest of our Acceptance Now segments in terms of delinquencies, losses and product returns.

While this action may negatively impact our revenue over time, it will ultimately help us optimize our portfolio of Acceptance Now locations and improve profitability and cash flow.

The final pillar of our strategic plan is leveraging investments in digital capabilities that will enable a seamless customer experience across channels, markets, retailers, products and brands.

To this end, we are extending our digital channels to help our customers engage when and where and how they prefer, with launches beginning next quarter. We will continue to develop these digital capabilities and you will see a much richer engagement from Rent-A-Center in the coming months.

Before concluding my remarks, let me just provide a brief update on our Franchise business and the Mexico segment. We continue to believe that the person-to-person relationships that form the foundation of the brick-and-mortar rent-to-own transactions is particularly well-suited to franchising. We have started a process to commission an external consultant to create a plan for franchising brick-and-mortar as part of our overall corporate strategy. Much to do and more to come, but we’re excited about the opportunity.

Additionally, throughout the first quarter, we continue to be pleased with the growth and direction of our Mexico business, and we continue to evaluate our best path forward there as well.

As you’ve heard me say before, I truly believe in Rent-A-Center’s mission to provide the cash and credit-constrained consumers with affordable and flexible access to durable goods that promote a higher quality of living. I continue to believe in the ability of this company and its co-workers to deliver on this mission through execution of our strategic plan, which is renewing our focus on what made Rent-A-Center an industry leader for decades and creating value for all of our stockholders.

As one of the company’s founders and a large stockholder with a strong vested interest in growing stockholder value, I am highly committed to improving our performance and driving long-term success. And I know I speak for all of us at Rent-A-Center when I say I’m excited about what is to come.

I do want to acknowledge and thank all of our 20,000 co-workers for their commitments and efforts during this past quarter as well.

And with that, I will ask Maureen to provide you more detail on the results of the first quarter. Maureen?

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Rent-A-Center, Inc. (RCII)	Corrected Transcript
Q1 2017 Earnings Call	02-May-2017

Maureen B. Short

Interim Chief Financial Officer, Rent-A-Center, Inc.

Thanks, Mark. Good morning, everyone. Now I’ll walk through the financial performance of the first quarter of 2017 and will present the results excluding special items compared to the same period of last year or to the fourth quarter of 2016 as we measure sequential improvement against our near-term strategy.

Consolidated total revenues for the first quarter was $742 million, down 11.2% versus last year. Adjusted EBITDA was $33.3 million, which is up $23.4 million from Q4, and EBITDA margin improved 300 basis points sequentially driven primarily by lower store operating and corporate expenses.

Net diluted earnings per share, excluding special items was $0.04, up $0.27 from Q4.

In our Core U.S. segment, total revenues were down 16%, driven by a same-store sales decline of 12.5% and an 8% reduction in store count. The same-store sales decline is primarily due to a lower portfolio balance and a lower average ticket versus last year. Given the portfolio nature of the business, it will take time to recapture what was lost in the back half of 2016, but we do expect to improve same-store sales sequentially every quarter of 2017 and to achieve positive same-store sales in the fourth quarter as we continue to realize the benefits of our initiatives.

Core U.S. same-store sales improved sequentially by 140 basis points in the first quarter, and the portfolio balance improved relative to last year since our agreement churn was lower than expected, even with higher early purchase options.

Gross profit margin in the Core U.S. business was 68.8%, 170 basis points lower than a year ago. In order to accelerate the transition to our optimal product assortment, we have implemented targeted pricing actions to right size the inventory mix and move through older idle product more quickly.

Although these actions cause near-term pressure on gross margin and our monthly rental rate for the next couple of quarters, they will accelerate the transition to our optimal product mix. We are pleased with the progress made and saw a 9.5% decrease in the amount of inventory held for rent since Q4 and a $64.8 million decrease versus the first quarter of last year.

Store labor expense was down $17 million and other store expenses were down $16.4 million versus the prior year driven by store optimization efforts, which are expected to continue until Q2 when we start to comp over the benefits from the store closures that occurred in late Q2 of 2016.

Store co-worker turnover was down 10.4 percentage points year-over-year, and delinquencies are at the lowest levels in three years.

Skip/stolen losses were 3.1% in the quarter compared to 3.5% last year, and our expectation is that losses will continue to improve given the lower delinquency rates and the improved quality of the rental portfolio. Core EBITDA dollars improved 9.7% sequentially and EBITDA margin improved 40 basis points.

Now turning to the Acceptance Now business, total revenues increased by 1.8% due to higher same-store sales of 2.9%, which were partially offset by a lower store count. Acceptance Now inventory on rent increased $26.2 million, or 8% due to higher purchase volumes in our retail partner locations. Gross margin was 48.8%, up 60 basis points from last year driven primarily by a favorable revenue mix.

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Rent-A-Center, Inc. (RCII)	Corrected Transcript
Q1 2017 Earnings Call	02-May-2017

Acceptance Now EBITDA was $31 million in the first quarter, a 2.6% increase versus last year, and EBITDA margin increased by 10 basis points. Sequentially, Acceptance Now EBITDA increased by $10.7 million and EBITDA margin increased by 270 basis points driven primarily by sales leverage. Skip/stolen losses were 9.4% versus 9% last year, which is a significant improvement in year-over-year performance compared to Q4. With the termination of the Conn’s relationship, losses in the overall quality of our rental portfolio are expected to improve.

In Q1, 108 Acceptance Now locations were closed primarily due to hhgregg’s previously announced store closure planned prior to declaring bankruptcy. Within Q2, the remaining 128 hhgregg stores will close, as well as the 115 Conn’s locations.

During Q1, the company made the decision to close 381 direct or unstaffed Acceptance Now locations in order to reduce cost and focus on optimizing our direct model. Anticipated improvements to the model include a better front-end customer experience, adjusted decision engine logic and reduced losses.

We believe that an unstaffed model is critical to providing retail partners with the ability to maximize sales during peak hours using the staffed model, while offering a lower cost and more profitable Acceptance Now solution for non-peak hours and lower volume locations. By reducing the direct store count at this point, we can better focus efforts on optimizing the model and ensuring we have a profitable and scalable direct model with a faster speed to market in the future. We will be the only RTO operator in the industry that can offer a retailer, a staffed or unstaffed model.

At the end of the first quarter we had $58.1 million in cash and cash equivalents and reduced total debt by approximately $72 million during the quarter. Our total debt balance was $663 million with $70 million drawn on our revolver.

The bank group under the company’s existing credit facility waived compliance with covenants for the first quarter, and the company is in the process of obtaining an amendment to the existing credit facility, which is expected to provide covenant flexibility. We expect that the amendment will provide sufficient liquidity and flexibility to execute Rent-A-Center’s strategies.

With that, let me turn the call back over to Mark before we open the line for your questions.

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

Thank you, Maureen. Before we open the call for questions, I would like to briefly discuss Engaged Capital’s recent investment in the Rent-A-Center stock.

As you may know, Engaged has begun to solicit proxies in an effort to elect three individuals to the Rent-A-Center board of directors and to ultimately force a sale of the company. Our board of directors, management team and advisors are unanimous in the belief that executing our strategic plan will deliver substantially more value to stockholders than conducting a sale process at this time.

The board is prepared to execute its strategic plan expeditiously and with a high degree of confidence and believes that the plan will restore growth and profitability for the benefit of all Rent-A-Center stockholders.

As I outlined in my earlier remarks, we have already made significant progress. Your board unanimously recommends that stockholders vote for Rent-A-Center’s three candidates, including myself, Leonard Roberts and Jeffrey Jackson for the three Class II Director positions to be elected at the company’s Annual Meeting, which is a vote in favor of a board that is committed to acting in the best interests of all stockholders.

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Rent-A-Center, Inc. (RCII)	Corrected Transcript
Q1 2017 Earnings Call	02-May-2017

To be clear, the Rent-A-Center board and leadership team welcomes constructive dialogue with stockholders; however, we are concerned that Engaged is attempting to advance its own self-interest rather than the interest of all stockholders.

For additional information regarding the upcoming Annual Meeting as well as the board’s recommendations, we refer you to our definitive proxy statement that we filed with the SEC and mailed to our stockholders of record as of April 24, 2017.

Before turning the call over for questions, I want to note that this is all we’ll be saying about this matter on today’s call. The main purpose of our call today is to discuss our earnings results and our progress on executing our strategic plan, and we ask that you keep your questions focused to these topics.

With that, I would like to now turn the call over for Q&A.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] And your first question comes from the line of Budd Bugatch with Raymond James.

David Joseph Vargas

Analyst, Raymond James & Associates, Inc.

Good morning. This is David Vargas on for Budd. How are you?

Q

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

Good morning, David. Good, thank you.

A

David Joseph Vargas

Analyst, Raymond James & Associates, Inc.

Q

First, let me start with a question around the Core business and labor. You mentioned you started adding labor back to the stores and reducing some of the part-time employees. It looks like labor cost per store was down just under 3% year-over-year for the quarter. Just wondering if you can reconcile that with the decision to add back labor?

Maureen B. Short

Interim Chief Financial Officer, Rent-A-Center, Inc.

A

Sure. Thanks for your question, David. This is Maureen. Yes, I spoke in my prepared comments about the benefits that we’re receiving in the first half of this year from the store closures that were done in the latter half of the second quarter of 2016. So while we are making investments in our front-line co-workers, in the front half of this year they will be offset by the benefits from the store closures of last year.

In the back half of 2017, we will start to see the labor investments come through as we comp over those benefits from the store closures. However, as we’ve outlined in our strategic plan, we believe that the labor investment will be more than offset by the improved execution in top line performance that we expect to see from a more talented co-worker base and providing a more favorable customer experience.

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Rent-A-Center, Inc. (RCII)	Corrected Transcript
Q1 2017 Earnings Call	02-May-2017

David Joseph Vargas	Q
Analyst, Raymond James & Associates, Inc.

Okay. Thanks. And then on Acceptance Now, there’s a pretty big increase both sequentially and year-over-year in merchandise held for rent. Can you talk about what drove that? And is there a plan to transfer any of that to the Core store for resale? And what’s the impact going to be on the gross margin for Acceptance Now if that is to take place?

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

A

You’re right, the held-for-rent in Acceptance Now is up not quite $4 million year-over-year, and part of that was a conscious decision to slow the influx of the inventory into the Core stores, the back end of March as we were doing the transfer pricing, wanting to right-size the inventory that was already in the Core so that we could more quickly push it through before we kind of released it, if you will, and started to move this back.

I can tell you that the returns in Acceptance Now have reduced in a meaningful way. You can expect to see by the end of the second quarter that held-for-rent will be back to a more normalized or perhaps even below what you may have seen previously now that we’re moving it back through normal channels. That was just a timing issue as we were addressing what was already in the system.

David Joseph Vargas

Analyst, Raymond James & Associates, Inc.

Q

Got it. But that move under the new transfer pricing decision will have more of an adverse impact on the gross margin to Acceptance Now when it’s transferred than in the past, is that correct?

Maureen B. Short

Interim Chief Financial Officer, Rent-A-Center, Inc.

A

We will, for internal purposes, be writing down the product to wholesale cost levels when it makes its way into the Core business. However, we do expect to continue to move through the inventory, and as we push more product through to the Core business, we feel like we’ll be able to move through it faster because the stores will not see a gross margin impact at that store level.

David Joseph Vargas

Analyst, Raymond James & Associates, Inc.

Okay.

Q

Mark E. Speese	A
Chief Executive Officer & Chairman, Rent-A-Center, Inc.

On a consolidated basis, we don’t expect any degradation of the gross margin line, on a consolidated basis.

David Joseph Vargas

Analyst, Raymond James & Associates, Inc.

Q

Got it. Understand that. I was just talking from the Acceptance Now segment standpoint.

Maureen B. Short

Interim Chief Financial Officer, Rent-A-Center, Inc.

A

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Rent-A-Center, Inc. (RCII)	Corrected Transcript
Q1 2017 Earnings Call	02-May-2017

That’s only for internal purposes right now, David. At some point we may decide to change external disclosures around gross margin and the write-downs, but today it’s just at the store level that they see that transfer price or adjustment to the cost of goods.

David Joseph Vargas

Analyst, Raymond James & Associates, Inc.

Q

Okay. And then the final one from me. Can you give us what the total leverage ratio and what the fixed charge coverage ratios were for the quarter?

Maureen B. Short

Interim Chief Financial Officer, Rent-A-Center, Inc.

A

Sure. The leverage ratio was 4.2 times and the fixed charge coverage ratio was 1.37 times.

David Joseph Vargas

Analyst, Raymond James & Associates, Inc.

Q

Okay. Thank you very much, and good luck going forward.

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

Thank you.

A

Maureen B. Short

Interim Chief Financial Officer, Rent-A-Center, Inc.

Thanks.

A

Operator: Your next question comes from the line of Brad Thomas.

Bradley B. Thomas

Analyst, KeyBanc Capital Markets, Inc.

Q

Yes. Hi. Good morning, Mark. Good morning, Maureen, and congratulations on the progress here in the quarter.

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

Thank you.

A

Maureen B. Short

Interim Chief Financial Officer, Rent-A-Center, Inc.

Thank you.

A

Bradley B. Thomas

Analyst, KeyBanc Capital Markets, Inc.

Q

Let’s see here, I wanted to ask a question on the Core and a question on Acceptance Now, if I could. First, with respect to the Core, I was encouraged to hear your commentary indicating that you believe that you can comp positive in the fourth quarter. I was hoping you could just talk a little bit more about how much that would be a function of sort of the run rate you’re seeing in business today and just lapping the easier comparisons versus progress that you still need to be making in the quarters ahead, particularly in an environment where not only you but competitors are having a tough time in the core segments. Thank you.

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Rent-A-Center, Inc. (RCII)	Corrected Transcript
Q1 2017 Earnings Call	02-May-2017

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

A

That’s a great question. Clearly, it’s not a secret we’re comping over poor numbers. So one has to conclude that part of this improvement is going to simply be given what we have to comp over.

At the same time, I would strongly advocate that it’s also going to be from the results that we are seeing already and believe strongly that we’ll continue to see as we go forward. Albeit it’s only been a quarter’s worth of the monthly metrics, I’m excited to share the April one, albeit it won’t be for a couple of weeks, but we look forward to showing the April metrics. And I have no reason to believe that much of what’s happening is much of a byproduct of the improvements that we’re making in the business.

Bradley B. Thomas

Analyst, KeyBanc Capital Markets, Inc.

Q

Great. And then with respect to Acceptance Now, obviously, the Rooms To Go relationship is an exciting opportunity for you, hhgregg obviously is not something that you can control. But as you look forward, can you help us understand where you think the door count will end up at the end of the year? And how much of a headwind is it going to be for sales and for profits in that segment to lose two customers like hhgregg and Conn’s that are pretty big customers for you?

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

A

Yes. The hhgregg was a disappointment. They were a good partner and obviously unfortunate, their bankruptcy, has taken us out of it. We have a team here that aggressively has been working on new client expansion. So our expectation is to be able to continue to add storefronts through the normal course of business, if you will, like we have. We have the two national pilots, both in their early stages but both fully stood up now, if you will, in terms of the number of stores that were within the pilots. Early into it, but we’re excited and pleased with what we’re seeing. And, obviously, if one of those were to come to fruition, it could be very meaningful for the company.

In terms of the revenue, clearly it’s a portfolio business. And so those will run off. Can we recapture some of those customers through the other partner channels? Perhaps. I will tell you from a profitability or cash flow standpoint, it’s not a negative in the near term; it’s a positive. We do in fact have the revenue stream and won’t have all the costs and won’t have the outlay of cash either. So it’s kind of a mixed bag, but I feel strongly that over time we’ll be able to recapture the lost store count through new store expansion, new door expansion. And I think, again, I would tell you that we strongly believe that a big opportunity we have as a company is enhancing our unmanned solution, which we are working, I would say, aggressively on.

Bradley B. Thomas

Analyst, KeyBanc Capital Markets, Inc.

Got you. Thank you very much, Mark. Good luck.

Q

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

Thank you.

A

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Rent-A-Center, Inc. (RCII)	Corrected Transcript
Q1 2017 Earnings Call	02-May-2017

Operator: Your next question comes from the line of John Rowan with Janney.

John Rowan

Analyst, Janney Montgomery Scott LLC

Good morning, everyone.

Q

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

Good morning, John.

A

John Rowan

Analyst, Janney Montgomery Scott LLC

Q

Can you explain what aspirational items means? Is it just a higher price point, or is it a more desirable item or both?

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

A

Well, it’s both I suppose. It certainly comes in a little bit higher price point, but it’s an oversimplification, but rather than a 35-inch TV, it’s the 65-inch flat panel; rather than a vinyl or a manmade leather, it’s real leather on the sofa; rather than a basic washer, it’s a front-load. It’s the products that consumers see in the paper every Sunday that are being advertised: the high-end fancy washer dryer, the high-end living room products that by and large are out of this particular customers’ reach but for only a few dollars more the ability to get that higher aspirational product rather than something less expensive.

I guess the other way I would explain it is the need and the want. You need a product and then you want something and aspirational products is going after the emotional side of purchasing. It’s the want, not the need. My TV broke. I need one. I can fulfill that at $300. What I want is the $1,000 TV that I might not be able to get otherwise and how do you bring that to market.

John Rowan

Analyst, Janney Montgomery Scott LLC

Q

Okay. Do you think that – I think you guys mentioned – Maureen, talk about early payout options were up year-over-year. Did I catch that right? I was actually a little surprised by that given the late tax refunds and the fact that a lot of money actually fell outside of the 90 days same as cash purchase window. So can you clarify that?

Maureen B. Short

Interim Chief Financial Officer, Rent-A-Center, Inc.

A

Yes. That’s correct, John. We did see higher EPOs or early payout options within the Core business. We think it’s primarily driven by the promotional activity in the third and fourth quarter that ended up paying out in the first quarter because we had a lot of incremental sales of the promotional products that got to the 90 days within the first quarter.

John Rowan

Analyst, Janney Montgomery Scott LLC

Q

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Rent-A-Center, Inc. (RCII)	Corrected Transcript
Q1 2017 Earnings Call	02-May-2017

Okay. And then as far as the debt, was paying down debt any type of requirement to get covenant relief in the first quarter? And I know you didn’t say what the fixed charge coverage ratio is going to be, but is it safe to assume that at least 1.37%, which is where you stood today, might be – that new ratio is going to be somewhere below that?

Maureen B. Short

Interim Chief Financial Officer, Rent-A-Center, Inc.

A

We had a required payment within the first quarter as an excess cash flow payment. It was around $140 million, and that is why we took out $70 million on the revolver. We do expect to have pressure on the covenant within 2017, which is why we’re working on an amendment to our existing credit facility, which we believe will have more covenant flexibility going forward.

John Rowan

Analyst, Janney Montgomery Scott LLC

Q

And do you think that you’ll be able to pay down debt for at least a couple more quarters before you hit December? Or is that just kind of dependent on where same-store sales go in and any type of change in the on-rent number?

Maureen B. Short

Interim Chief Financial Officer, Rent-A-Center, Inc.

A

It definitely depends on the same-store sales. However, we don’t believe that we’ll be drawing on the revolver in any significant amount throughout 2017.

John Rowan

Analyst, Janney Montgomery Scott LLC

Okay. All right. Thank you.

Q

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

Thank you.

A

Operator: Your next question comes from the line of Kyle Joseph with Jefferies.

Kyle Joseph

Analyst, Jefferies LLC

Morning, guys. Thanks for answering my questions.

Q

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

Morning.

A

Kyle Joseph

Analyst, Jefferies LLC

Q

I was just looking for a little more color on the Acceptance Now sort of store outlook going forward. Just to clarify, Conn’s and hhgregg, were those mostly or all manned kiosk locations?

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Rent-A-Center, Inc. (RCII)	Corrected Transcript
Q1 2017 Earnings Call	02-May-2017

Mark E. Speese	A
Chief Executive Officer & Chairman, Rent-A-Center, Inc.

Yes. They were. They in both cases were, if not 100%, they were 95%.

Daniel O’Rourke

A

Vice President of Finance, Investor Relations and Treasury, Rent-A-Center, Inc.

[indiscernible] (36:29).

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

Yeah. 95% plus were manned.

A

Kyle Joseph

Analyst, Jefferies LLC

Q

Got it. And then in terms of the closures of the Acceptance Now Direct, just looking for a little more color there. I know you mentioned that it was a cost-saving initiative, but can you give us a sense for write-offs at Acceptance Now Direct versus Acceptance Now staffed? Was it a credit cost saving strategy, or just expenses across the board?

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

A

Probably more of the latter. Again, not doing much business in those particular doors. There was a cost to service them. It’s not a big cost, but there wasn’t much volume to support it either. And as Maureen said, what we wanted to do instead was kind of pull it back in and spend the appropriate time and investment developing a platform that will be more user friendly and can scale much faster and bigger than what that particular application does, or did. And so I wouldn’t say it was material either in a write-off or cost savings, but it’s really more about – it’s not a product that we want to scale. So we’re going to bring it down and get it right and then launch it.

Kyle Joseph

Analyst, Jefferies LLC

Q

Got it. Thanks. And then shifting to the Core and given your new strategies, some lingering promotional activity from the second half of last year, just if you can give us any sort of color on your outlook for the gross margin in the Core, both on a near-term and a longer-term basis?

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

A

Well, certainly, on a longer-term, we would expect improvement. You’ve seen it deteriorate a little bit given both the promotional activity and probably more so us being aggressive in trying to push through this inventory. We’ve clearly had too much inventory that showed up in the held-for-rent numbers. We talked previously about the age of some of that inventory as well as the value. And so we have been aggressive in trying to move that inventory through the system so that we can more quickly start introducing the new products and the appropriate mix of products between the good, better, and best, if you will, and so this quarter probably will be similar I suppose. But then as we start to get to the back half, we would certainly expect to see improvements come.

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Rent-A-Center, Inc. (RCII)	Corrected Transcript
Q1 2017 Earnings Call	02-May-2017

Kyle Joseph

Analyst, Jefferies LLC

Great. That’s great…

Q

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

And…

A

Kyle Joseph

Analyst, Jefferies LLC

Sorry.

Q

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

I’m sorry.

A

Kyle Joseph

Analyst, Jefferies LLC

No. Go ahead.

Q

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

A

I was going to say that, again, one of the other directionally, in the monthly matrix that’ll start to – I think you’ll start to get a little bit more visibility into that when you see the delivery APU. I think that’ll start to show the mix of inventory that’s now in the system and what’s going out and then how that will support the comment that I just made. And again, I’m excited to report in a few weeks the April report card for you.

Kyle Joseph

Analyst, Jefferies LLC

Appreciate it. That’s great color. Thanks a lot for answering my questions.

Q

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

You bet. Thank you.

A

Operator: Your next question comes from the line of Carla Casella with JPMorgan.

Carla Casella

Analyst, JPMorgan Securities LLC

Q

Hi. Just a couple follow-ups here. So on the Acceptance Now closures, so we’ll see over 200 or so closures in the second quarter from hhgregg and Conn’s. Beyond that, do you think we’ll have a net adds in the back half of the year? I’m trying to understand your comment about the 381 closures and whether there’s any more in the Acceptance Now existing customers that could close?

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Rent-A-Center, Inc. (RCII)	Corrected Transcript
Q1 2017 Earnings Call	02-May-2017

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

A

As we sit here today, and based on what we know today from partners and everything else, I don’t expect any material loss of stores in the back half of the year. So if you’re asking wherever we may end at this point, can we grow from here? Again, based on what we know, I would say, yes. Again, we have new pipelines in the works, we have the national pilots in the works, and I’m not aware of any other partners that are at risk or that we’re viewing differently.

Carla Casella

Analyst, JPMorgan Securities LLC

Q

Okay. So all of those will be in second quarter, the hhgregg and the Conn’s?

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

Yes. Yes.

A

Carla Casella

Analyst, JPMorgan Securities LLC

Q

And on the Core stores side, did you say how many of your stores – or what’s the average lease life? And how many of them come up for renewal this year? And did you give a plan for closures or relocations this year?

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

A

So the average lease term is five years with options to renew. So you can assume, on average, 20% of the leases come up annually, it’s probably not quite that accurate, but something akin to that. We have not given a specific number in terms of store rationalization. What we said was that we were going to closely monitor store performance throughout the year, and if we’re not making progress, or we don’t see the opportunities, we’ll evaluate them at that particular point in time.

So you may see a few things here and there, but at this particular moment, there’s not been an announced or planned store rationalization, if you will, in a material way anyways, at this point.

Carla Casella

Analyst, JPMorgan Securities LLC

Q

Okay. And then on the inventory side, it sounds like some of the product, the held-for-rent at Acceptance Now, we should look at that as potential to move over to held-for-rent at the Core over the next quarter. Is that the right way to think about it? So we could see the Core held-for-rent go up as Acceptance Now comes down?

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

A

Well, yes. I mean, first of all, that is one of the channels that we use, the primary channel that we use, to move the Acceptance Now returns through the system. And so you can expect to see it exit the held-for-rent under A Now and get introduced into the Core business like it has historically.

I think what will be different, I wouldn’t expect to see the A Now or the Core held-for-rent go up because of that. This is how you manage the flow and how you manage the incoming and so forth. So, yeah, it’ll move over there,

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Rent-A-Center, Inc. (RCII)	Corrected Transcript
Q1 2017 Earnings Call	02-May-2017

but it’s not going to have an adverse impact. It is not my expectation that the Core held-for-rent is going to go back up because of it.

Carla Casella

Analyst, JPMorgan Securities LLC

Okay. That’s helpful.

Q

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

Yeah.

A

Carla Casella

Analyst, JPMorgan Securities LLC

Q

And just so I understand on the transfer pricing, so when it’s re-marked to a wholesale cost from where you purchased it for Acceptance Now, is that product sold from Acceptance Now into the Core at that lower wholesale cost? And will it be an unusual charge on the Acceptance Now business? Or does it flow right through cost of goods sold?

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

A

It’s flowing through cost of goods sold, just like it has historically. What we’re doing is right-sizing the value in the Core so that they can rent it quicker than they might have otherwise and get the value. We’re taking the appropriate costs against that unit when it’s put out on rent, just as if the whole cost had been there

So there’s no change in how the cost is being recognized or taken. And it’s being taken when the unit is pushed through the system. We’re just trying to right-size the value in the Core as they look at the inventory so that they can price it and move it quicker than they might have otherwise.

Carla Casella

Analyst, JPMorgan Securities LLC

Q

Okay. Great. That makes a lot of sense. And then when did you start that? Was that just this quarter?

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

A

Late March. Is that right? I’m trying to remember. It was at the end of March, somewhere in that neighborhood. So, yeah.

Carla Casella

Analyst, JPMorgan Securities LLC

Okay.

Q

Maureen B. Short

Interim Chief Financial Officer, Rent-A-Center, Inc.

A

And, Carla, again, you won’t see anything different as we report the segments this quarter. It’s just for internal purposes. So the Core is still being hit with the full cost of the product through the segment financials that we disclosed.

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Rent-A-Center, Inc. (RCII)	Corrected Transcript
Q1 2017 Earnings Call	02-May-2017

Carla Casella

Analyst, JPMorgan Securities LLC

Q

Oh. Okay. Great. Thank you.

Operator: Your next question comes from the line of Laura Champine with Roe Equity Research.

Laura Champine

Analyst, Roe Equity Research

Q

Good morning. My question is about mix of product in the stores. Part of your initiatives are to drive a higher mix of higher quality and higher priced products. When will the stores have that full assortment? How long does it take to do that?

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

A

Well, that’ll take a little while. The average product is in our system 18 months. And so if you think of it in that sense, in a normal environment, you might turn 60%, 65% of your inventory in a year. So you can kind of back in.

I mean if you’re wanting to know the entire full mix, you’re going out a while. Having said that, it’s more about the held-for-rent and what you’re offering the customers today, not necessarily everything that’s on rent. And so in that regard, as we think about the held-for-rent and the product offerings that we’re making to the customers, you can expect that to happen much sooner. And again, we’re starting to see it.

I can tell you that the products that we’re ordering today, the replenishment and what we’re sending in to the stores is absolutely geared to the proper mix that we want between the good, better, best products. But understand, in this case, you’re bringing in dozens of units into thousands in the system, right? And again, that will show up in this delivery APU that I keep referring to in the monthly matrix. And as I said, we’re starting to see that start its march upward.

Laura Champine

Analyst, Roe Equity Research

Got it. Thank you.

Q

Operator: We do have a question from the line of Vincent Caintic with Stephens.

Vincent Caintic

Analyst, Stephens, Inc.

Q

Hey. Thanks. Good morning, guys. My question is actually around kind of the capital structure that you’d like to have going forward.

So in your 2018 and 2019 guidance, you have some good revenue growth built into that, and then you’ve talked about the national accounts that you’re working on. But I guess with the current kind of covenant negotiations and maybe some limitations there, as well as I think, Maureen, you had a comment that you wouldn’t be increasing the usage of the credit facility, kind of how would you like the capital structure to look like at the end of 2017 to be able to support the growth you’ve outlined for 2018 and 2019?

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Rent-A-Center, Inc. (RCII)	Corrected Transcript
Q1 2017 Earnings Call	02-May-2017

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

A

Well, I can tell you that the plan that we’ve articulated, the model that we have supports it. Now, we recognize we need to renegotiate the existing facility, which we are in the process of doing.

I know Maureen said, and as we noted in the press release, we obviously got the waiver for this quarter. We are in discussions, the amendment, if you will, with the current facility. We have good relationships with our lenders and are confident that we can reach that solution. And, more importantly, I would tell you we have sufficient liquidity and flexibility to execute on the plan. So, as we sit here today, there’s nothing to hinder or to suggest that we can’t.

Vincent Caintic

Analyst, Stephens, Inc.

Q

Okay. Got it. On the Acceptance Now and on Conn’s and hhgregg, would you be able to size the impact on revenue and EBITDA and kind of give us a sense of the timing of that impact?

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

A

Well, I think we said before that, at least as it related to Conn’s, they were one of our top four from a revenue, or both of them I guess, were in the top 7% or top 10%. The annual or average agreement runs about 15 or 18 months under those, we haven’t given the specifics in terms of their revenue contribution or anything else.

We have said that they were two of our top 10 players, and so you can kind of estimate that from a revenue standpoint. I can tell you that the average contract or agreement in those, the average remaining life is probably something akin to 15 to 18 months.

Vincent Caintic

Analyst, Stephens, Inc.

Q

Okay. Got it. And then just one more on Acceptance Now. I just noticed that the other expenses were lower, and just wondering if there’s anything to that, if that’s going to be maintained at that lower level, and then just any other initiatives that you would like to be doing in the second quarter and the rest of 2017? Thanks.

Maureen B. Short

Interim Chief Financial Officer, Rent-A-Center, Inc.

A

The other store expenses were pretty flat sequentially. Some of the initiatives that were focused on within that line item is obviously our losses, and we did see pretty significant sequential improvement relative to last year within losses. And as we continue to tweak and enhance our decision engine and with the exiting of the Conn’s relationship, we do expect our loss rates to continue to improve within the Acceptance Now channel.

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

A

Yeah. And then your other question I think in terms of other initiatives, I would tell you obviously it’s executing the strategic plan that we laid out a few weeks ago. And there are several tenets inside of that, be it in the Core or the Acceptance Now or on the technology and expanding channels, and that is clearly where our focus is, in certainly the balance of this year.

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Rent-A-Center, Inc. (RCII)	Corrected Transcript
Q1 2017 Earnings Call	02-May-2017

Vincent Caintic	Q
Analyst, Stephens, Inc.

Okay. Got it. And would that mean then that – so your GAAP earnings was negative in the first quarter, but in the future quarters, now that’s more of just continue to execute that range between your adjusted and your GAAP would decline since you wouldn’t have any more restructuring? Or should we expect some more of that?

Maureen B. Short

Interim Chief Financial Officer, Rent-A-Center, Inc.

A

We’ll have the additional hhgregg stores from the bankruptcy hit in Q2, and as we sit here today we don’t have any other major restructuring charges expected in 2017.

Vincent Caintic

Analyst, Stephens, Inc.

Okay. Very helpful. Thanks very much, guys.

Q

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

Thank you.

A

Operator: We have a follow-up question from the line of Carla Casella with JPMorgan.

Carla Casella

Analyst, JPMorgan Securities LLC

Q

Hi. I’m wondering if you could give us how much you spent on rental merchandise purchases, or give us a sense whether it was up versus the I think [ph] $112 million (52:07) that you spent last year in the first quarter.

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

I don’t have the number in front of me, Carla.

A

Carla Casella

Analyst, JPMorgan Securities LLC

Q

Okay. I know, it’s something we usually have to get from the Q, but it’s a big cash flow item.

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

A

I apologize. I don’t have it in front of me. It’ll be in the Q, and that Q will be filed probably tomorrow or yeah, the next day or so.

Carla Casella

Analyst, JPMorgan Securities LLC

Q

Okay. Great. And I know last year’s first quarter benefited from a big tax refund. This year I’m guessing you didn’t see a similar unusual move in working capital for taxes, did you?

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Rent-A-Center, Inc. (RCII)	Corrected Transcript
Q1 2017 Earnings Call	02-May-2017

Maureen B. Short	A
Interim Chief Financial Officer, Rent-A-Center, Inc.

No. There were no unusual tax refunds or anything really unusual related to taxes within this first quarter.

Carla Casella

Analyst, JPMorgan Securities LLC

Okay. Great. Thanks for my nitpicky credit – cash questions.

Q

Maureen B. Short

Interim Chief Financial Officer, Rent-A-Center, Inc.

Thanks, Carla.

A

Operator: There are no further questions at this time. I’d like to hand the call back over to Mr. Mark Speese, Chief Executive Officer and Chairman of the Board of Rent-A-Center.

Mark E. Speese

Chief Executive Officer & Chairman, Rent-A-Center, Inc.

Thank you, Zitania. And thank you all for joining us this morning. We sincerely appreciate your time, interest and support. We recognize that we have further work to do to return Rent-A-Center to its industry-leading position. At the same time, we believe we have and are taking the necessary steps to do so, and we’re committed to executing the strategic plan and driving value for all of our shareholders.

Thank you again for your support. We look forward to sharing our April key metrics in just a few weeks. And we look forward to reporting back again on the second quarter in 90 days. Thanks. Have a wonderful day.

Operator: This concludes today’s conference call. You may now disconnect.

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